Investor Relations
Heather Hille
Director, Investor Relations
(952) 887-8923, heather.hille@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Announces Michael J. Hoffman’s Retirement from the Board and the Election of Richard M. Olson as Chairman

BLOOMINGTON, Minn. (September 5, 2017) - The Toro Company (NYSE: TTC) today announced that Michael J. Hoffman, chairman of the board, will retire from the company’s board of directors, effective November 3, 2017. The Company’s president and CEO, Richard M. Olson, has been elected chairman, effective upon Hoffman’s retirement. In connection with Hoffman’s retirement, the board size will be reduced from 11 to 10 directors, effective November 3, 2017.

“My 40-year Toro career has been rewarding beyond imagination, from the richness of the relationships I share with employees, customers and other colleagues, to the totality of all the different career experiences on my Toro journey,” commented Hoffman. “Most recently, it has been an honor to lead this company following Ken Melrose, my mentor, who taught me the true meaning of leadership. I want to thank the board, distributors, customers, and especially our great employees, for their support and friendship. I am confident that Toro’s future will remain bright, under the leadership of Rick Olson. His broad-based experience, intelligence, and passion for our culture, have prepared him well to serve all of our stakeholders. Rick will help ensure that the Company holds true to our mission of delivering superior innovation and superior customer care.”

“I am honored to have been elected chairman and want to thank the board for its support,” said Olson. “It is a humbling experience following in the footsteps of a long line of legendary Toro leaders, who helped forge our strong culture and legacy of excellence. I am deeply grateful to have had the opportunity to work with and learn from Mike Hoffman, who truly epitomizes Toro’s best. His tenure as chairman and CEO will be remembered as one of Toro’s finest eras that saw Mike’s vision, wisdom, and steady hand help drive our company to consistently surpass expectations and deliver record results. Mike will be missed by the countless employees and customers who admire his leadership and consider him a friend. I am excited about partnering with our board and employees to continue to create value for all of our stakeholders.”

Hoffman joined The Toro Company in 1977 and spent several years in service, sales, and marketing roles for the professional and residential businesses. He went on to serve in a number of top executive positions throughout the Company. He was elected president in October 2004 and served as chief executive officer from March 2005 through October 2016. He was first elected chairman of the board in March 2006.

Olson joined Toro in 1986 and served in various positions of increasing responsibility in engineering and operations for several years, before being named general manager of Exmark in 2010. Olson subsequently held a series of executive leadership roles across businesses. Olson was elected president and chief operating officer in September 2015 and to the board of directors in January 2016. In November 2016 he became president and chief executive officer.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf, snow and ground engaging equipment, and irrigation and outdoor lighting solutions. With sales of $2.4 billion in fiscal 2016, Toro’s global presence extends to more than 90 countries. Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, landscapes, sports fields, public green spaces, commercial and residential properties and agricultural fields. More information is available at www.thetorocompany.com.

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